Exhibit 99.1


      Zale Corporation Announces Third Quarter Earnings Results


    DALLAS--(BUSINESS WIRE)--May 22, 2007--Zale Corporation (NYSE:
ZLC), a leading specialty retailer of fine jewelry in North America, today announced a net loss of $3.1 million or $0.06 per share for the Company's third quarter ended April 30, 2007. This loss includes, on an after-tax basis, a reduction of $6.9 million, or $0.14 per share due to the decline in revenue recognized from the change to a lifetime jewelry protection plan and a benefit of $1.6 million, or $0.03 per share for the net impact of derivative versus hedge accounting on its gold and silver contracts. Excluding these items, the Company reported earnings of $2.2 million, or $0.05 per diluted share.

    For the same period last year, the Company reported net earnings of $16.8 million, or $0.35 per diluted share. This included, on an after-tax basis, (1) a benefit of $8.4 million, or $0.17 per diluted share, resulting from the settlement of certain retirement benefit obligations partially offset by (2) a charge for severance of $2.2 million, or $0.04 per diluted share and (3) a charge of $0.9 million, or $0.02 per diluted share, related to the closing of certain Bailey Banks & Biddle locations. Excluding these items, third quarter earnings in 2006 amounted to $11.6 million, or $0.24 per diluted share.

    Revenues for the quarter ended April 30, 2007 were $511.9 million compared to $526.9 million last year, a decrease of 2.9%. Revenues recognized were $8.7 million or 1.7% less than prior year as a result of the change made in the method of amortizing jewelry protection plan sales. Comparable store sales for the third quarter decreased 3.4%.

    Year-to-date revenues were flat at $1.95 billion, compared to the same period last year. Excluding revenues of $24.3 million related to Bailey Banks & Biddle store closures in the second quarter of last year, year-to-date revenues increased 1.3%. Year-to-date comparable store sales decreased 0.1%. Year-to-date earnings totaled $58.6 million or $1.20 per diluted share. These earnings treat forward commodity contracts as derivatives under SFAS 133 and reflect the change in revenue recognition for jewelry protection plans as a result of the change in the product sold during the year. The after-tax impact of derivative versus hedge accounting treatment was a $0.6 million loss, or $0.01 per diluted share and the negative impact on revenue recognized from the sale of jewelry protection plans was $16.0 million or $0.33 per diluted share. Excluding these items, year-to-date net earnings were $75.3 million, or $1.54 per diluted share. For the same period last year, earnings were $81.0 million, or $1.63 per diluted share. These prior year earnings include, on an after-tax basis, (1) costs related to the closing of Bailey Banks & Biddle stores of $21.4 million, or $0.43 per diluted share, and (2) severance payments of $7.6 million, or $0.16 per diluted share; this was partially offset by (3) a tax benefit from repatriated Canadian earnings under the American Jobs Creation Act of $11.5 million, or $0.23 per diluted share and (4) an $8.4 million, or $0.17 per diluted share, benefit resulting from the settlement of certain retirement benefit obligations. Excluding these items, the Company reported year-to-date earnings of $90.1 million last year, or $1.82 per diluted share.

    "While comp store sales decreased 3.4%, a focus on maximizing gross margin dollars and good expense control contributed to earnings in-line with expectations for the quarter," commented Betsy Burton, Chief Executive Officer.

    Ms. Burton continued, "We believe retail in general is showing signs of weakness, and higher gas prices have directly impacted the discretionary income of the moderate customer. Given these overall macro trends, we are lowering our sales projections and, while cautious, we are maintaining our current earnings guidance for fourth quarter."

    The Company projects a fourth quarter comparable store sales decrease of 2% to 3% and GAAP earnings per share in the range of ($0.11) to ($0.15). The guidance includes an estimated ($0.12) impact due to the decline in revenue recognized from the change to its jewelry protection plan offering and approximately $0.02 for the net impact of derivative versus hedge accounting. Excluding these items, the Company continues to expect earnings per share in the range of ($0.01) to ($0.05) per share.

    A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-5047.

    Zale Corporation is a leading specialty retailer of fine jewelry in North America operating approximately 2,300 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.gordonsjewelers.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's turnaround initiatives and their effects, and sales and earnings guidance for the fourth quarter of fiscal year 2007. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2006. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.



                  ZALE CORPORATION AND SUBSIDIARIES
             CONSOLIDATED SELECTED FINANCIAL INFORMATION
     (Unaudited, Dollars in thousands, except per share amounts)

                           Three Months Ended     Nine Months Ended
                                April 30,             April 30,
                           ------------------- -----------------------
                               2007      2006        2007        2006
                           --------- --------- ----------- -----------

Revenues                   $511,866  $526,895  $1,948,850  $1,948,283
  Comparable Store Sales %      3.4%      2.5%       -0.1%        1.1%
Cost of Sales               250,935   254,361     953,550     958,266
                           --------- --------- ----------- -----------
Gross Margin                260,931   272,534     995,300     990,017
  % of Revenue                 51.0%     51.7%       51.1%       50.8%
Selling, General and
 Administrative Expenses    244,188   241,348     827,802     835,758
  % of Revenue                 47.7%     45.8%       42.5%       42.9%
Cost of Insurance
 Operations                   2,070     1,598       5,179       5,014
Depreciation and
 Amortization Expense        15,450    14,935      45,947      44,798
Benefit from Settlement of
 Retirement Plan                ---   (13,403)        ---     (13,403)
Derivative (Gain)/Loss         (155)      ---       7,072         ---
                           --------- --------- ----------- -----------
Operating Earnings             (622)   28,056     109,300     117,850
  % of Revenue                 -0.1%      5.3%        5.6%        6.0%
                           --------- --------- ----------- -----------
Interest Expense, Net         4,346     2,449      15,239       7,685
                           --------- --------- ----------- -----------
Earnings(Loss) Before
 Income Taxes                (4,968)   25,607      94,061     110,165
Income Taxes                 (1,902)    8,776      35,461      29,180
                           --------- --------- ----------- -----------
Net (Loss)Earnings          $(3,066)  $16,831     $58,600     $80,985
                           ========= ========= =========== ===========

Basic Earnings Per Common
 Share:
   Net Earnings Per Share    $(0.06)    $0.35       $1.21       $1.65

Diluted Earnings Per
 Common Share:
   Net Earnings Per Share    $(0.06)    $0.35       $1.20       $1.63

Weighted Average Number of
 Common
   Basic                     48,975    47,914      48,580      49,066
   Diluted                   48,975    48,342      48,994      49,578

-------------------------- -------------------------------------------

Reconciliation of GAAP Information to Non-GAAP basis 3rd Quarter FY07, diluted:
                           Three Months Ended     Nine Months Ended
                             April 30, 2007        April 30, 2007
                           ------------------- -----------------------
                            Amount   Per Share   Amount     Per Share
                           --------- --------- ----------- -----------
GAAP Net Earnings(Loss)     $(3,066)    (0.06)    $58,600        1.20
     Impact of Derivatives
      (1)                    (1,568)    (0.03)        641        0.01
     Change in Revenue
      Recognition             6,903      0.14      16,041        0.33
                           --------- --------- ----------- -----------
Non-GAAP Net
 Earnings(Loss)              $2,269      0.05     $75,282        1.54
                           ========= ========= =========== ===========


    (1) The Company does not utilize hedge accounting for its derivatives. As a result, changes in the fair market value of derivatives and the settlement of derivative contracts are recorded directly to earnings. This adjustment shows the impact on net earnings had hedge accounting been utilized.




Reconciliation of GAAP Information to Non-GAAP basis 3rd Quarter FY06, diluted:
                                       Three Months     Nine Months
                                           Ended            Ended
                                      April 30, 2006   April 30, 2006
                                      --------------- ----------------
                                                Per              Per
                                       Amount   Share  Amount    Share
                                      -------- ------ --------- ------
GAAP Net Earnings Per Above           $16,831   0.35   $80,985   1.63
     Benefit from Settlement of
      Retirement Plan                  (8,417) (0.17)   (8,417) (0.17)
     CEO and COO Severance Charges      2,240   0.04     7,578   0.16
     Bailey Banks & Biddle Store
      Closing Charges                     912   0.02    21,397   0.43
                                      -------- ------ --------- ------
Earnings before Tax Repatriation      $11,566   0.24  $101,543   2.05

     Benefit from Tax Repatriation        ---    ---   (11,465) (0.23)
                                      -------- ------ --------- ------

                                      -------- ------ --------- ------
Non-GAAP Net Earnings                 $11,566   0.24   $90,078   1.82
                                      ======== ====== ========= ======




                  ZALE CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEET DATA
                  (Unaudited, Dollars in thousands)

                                                        Difference
                                                      April 2007 vs
                              April 30,   April 30,      April 2006
                                2007        2006      Amount   Percent
                             ----------- ----------- --------- -------
ASSETS
Current Assets:
    Cash and cash
     equivalents                $52,621     $59,920   $(7,299)  -12.2%
    Merchandise inventories   1,086,487     938,050   148,437    15.8%
    Other current assets        111,494      83,968    27,526    32.8%
                             ----------- ----------- --------- -------
Total current assets          1,250,602   1,081,938   168,664    15.6%
                             ----------- ----------- --------- -------

Property and equipment          301,814     290,433    11,381     3.9%
Goodwill                         97,901      97,014       887     0.9%
Other assets                     35,883      34,824     1,059     3.0%
                             ----------- ----------- --------- -------
Total Assets                 $1,686,200  $1,504,209  $181,991    12.1%
                             =========== =========== ========= =======

LIABILITIES AND
 STOCKHOLDERS' INVESTMENT
Current liabilities:
    Accounts payable and
     accrued liabilities       $320,341    $359,356  $(39,015)  -10.9%
    Deferred tax liability       70,073      52,059    18,014    34.6%
                             ----------- ----------- --------- -------
Total current liabilities       390,414     411,415   (21,001)   -5.1%
                             ----------- ----------- --------- -------

Long-term debt                  290,050     204,859    85,191    41.6%
Deferred tax liability           19,125       4,538    14,587   321.4%
Other liabilities                95,121      51,791    43,330    83.7%

Contingencies

Stockholders' Investment:
    Common stock                    492         538       (46)   -8.6%
    Additional paid-In
     capital                    136,015     107,454    28,561    26.6%
    Accumulated other
     comprehensive income        37,524      37,392       132     0.4%
    Accumulated earnings        867,459     836,222    31,237     3.7%
                             ----------- ----------- --------- -------
                              1,041,490     981,606    59,884     6.1%
    Treasury stock             (150,000)   (150,000)        0     0.0%
                             ----------- ----------- --------- -------
Total stockholders'
 investment                     891,490     831,606    59,884     7.2%
                             ----------- ----------- --------- -------

Total liabilities and
 stockholders' investment    $1,686,200  $1,504,209  $181,991    12.1%
                             =========== =========== ========= =======



    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer